Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (“First Amendment”) to Agreement and Plan of Merger is made and entered into as of September 7, 2023, by and among (i) Artemis Strategic Investment Corporation, a Delaware corporation (together with its successors, the “Purchaser”), (ii) ASIC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Artemis Sponsor, LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iv) Suren Ajjarapu, an individual, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (v) Danam Health, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS:

WHEREAS, Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative, and the Company have entered into that certain Agreement and Plan of Merger, dated as of August 7, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other things, provide that the price per share used to determine the number of shares of Purchaser Class A Common Stock to be issued as Merger Consideration Shares, shall be $10.00 per share, rather than the Redemption Price.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.               Amendments to Merger Agreement.

A.   Section 1.8 of the Original Agreement is hereby amended by deleting the words “Redemption Price” and replacing them with the words “Purchaser Share Price”.

B.      Section 1.13(d) of the Original Agreement is hereby amended by deleting the words “Redemption Price” in clauses (i) and (ii) thereof and replacing them with the words “Purchaser Share Price”.

C.       The definitions in Section 10.1 of the Original Agreement are hereby amended by deleting the definition of “Redemption Price” and adding the following new definition for “Purchaser Share Price”:

“Purchaser Share Price” means $10.00 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

D.      Section 7.1(d) of the Original Agreement is hereby amended by replacing the reference to “Section (i)(a) or Section (i)(b)” with “Section 6.2(a) or Section 6.2(b)”.

2.               Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 9.1 through 9.11, 9.13 and 9.14 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

ARTEMIS STRATEGIC INVESTMENT CORPORATION

By:	/s/ Philip Kaplan
	Name:	Philip Kaplan
	Title:	Co-Chief Executive Officer and President

The Purchaser Representative:

ARTEMIS SPONSOR, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Philip Kaplan
	Name:	Philip Kaplan
	Title:	Managing Member

Merger Sub:

ASIC MERGER SUB INC.

By:	/s/ Philip Kaplan
	Name:	Philip Kaplan
	Title:	Chief Executive Officer and President

The Company:

DANAM HEALTH, INC.

By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	CEO

The Seller Representative:

/s/ Suren Ajjarapu
Suren Ajjarapu, individually, solely in the capacity as the Seller Representative hereunder

[Signature Page to First Amendment to Merger Agreement]